Exhibit 10.2

6 March 2018

Private & Confidential

Mr G R Fairweather

[Address]

Dear George,

Contract Amendment

Further to our recent discussions, I set out below the proposed arrangements with regards to your decision to retire from the role of Global CFO, on 1 June 2018, and your appointment as Senior Adviser, Business Development and Finance on the same date, as detailed below.

1.	You will step down from your role as Global CFO on 1 June 2018 but will continue on a full time basis and provide advice and support to the incoming Global CFO to effect an orderly and smooth handover of ongoing business and ensure a smooth transition up until 30 June 2018.

2.	You will be paid your current contractual salary and benefits up until 30 June 2018. Your bonus entitlement for fiscal 2018 under the WBA Management Incentive Plan (the “MIP”) will be based on your current salary, notwithstanding the salary adjustment to occur as of 1 July 2018, as described in clause 3.5 below.

3.	From 1 July 2018, your terms and conditions contained in your Contract of Employment dated 31 July 2006 will continue to apply, save for the following changes as discussed and agreed:

3.1.	The notice period required (for you and the Company) to terminate your employment will be reduced from 12 months to 3 months;

3.2.	The requirement for you to retire at the age of 60 under clause 16 your Contract of Employment has been removed;

3.3.	You will reduce your working days from full time to 65 days per year. You will keep a record of your working days and, in the event that you work, at my request, in excess of 65 days per year there will be an adjustment to your salary, pay in lieu of pension and MIP entitlements at the end of the fiscal year to reflect the increased number of days worked;

Walgreens Boots Alliance | 4th Floor, Sedley Place | 361 Oxford Street | London W1C 2JL | UK

T +44 (0)20 7138 1132 | www.walgreensbootsalliance.com

Walgreens Boots Alliance Services Limited, a member of Walgreens Boots Alliance

Registered office: 2 The Heights, Brooklands, Weybridge, Surrey KT13 0NY. Registered in England and Wales: number 7073433

3.4.	You may take up other roles and/or activities outside of the Company, provided that those activities do not have an impact on the time you are required to devote to your new role and as long as there are no conflicts with your role, Senior Adviser, Business Development and Finance. Any external appointment also requires the necessary approvals under the WBA Advisory and External Board Membership Policy. Any such consent shall not be unreasonably withheld or delayed;

3.5.	Your basic salary will be reduced to £210,347 per annum to reflect your reduced number of working days. Your basic salary will continue to be paid monthly in arrears;

3.6.	Your pay in lieu of pension calculation will be amended to reflect your reduced basic salary as contained at clause 3.5 above, and your car allowance will be pro – rated;

3.7.	Your bonus entitlements under the MIP will remain at the same target level, subject to changes of general application to WBA executives, and will be based on your reduced basic salary as contained at clause 3.5 above beginning in fiscal year 2019 (i.e., as of 1 September 2018);

3.8.	You will continue to receive all of your other benefits, namely health, travel and life insurance, however excluding holiday entitlements; and

3.9.	Your duties and responsibilities will include, but not limited to the provision of business development and finance advice and support. In addition, you will be required to carry out any other duties as agreed between you and me from time to time.

4.	Your Corporate Travel and Expense Support remains unchanged and subject to the terms set out in the letter dated 7 October 2015.

5.	Pursuant to the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan Amended and Restated Effective July 11, 2017 (“the Plan”), your entitlements to your existing awards remain unchanged as set out in Schedule 1 to this letter.

6.	You will continue to remain eligible to participate in the Plan, and to participate in the MIP as described above. Future awards under the Plan will remain at their current levels, subject to any changes of general application to WBA executives and subject to pro—ration to reflect your reduced working days and any adjustments referred to in paragraph 3.3 above.

All other terms and conditions as detailed in your Contract of Employment remain unchanged.

Please note the terms of this Contract Amendment are subject to the final approval of the Compensation Committee of the Board of Directors of WBA.

Walgreens Boots Alliance | 4th Floor, Sedley Place | 361 Oxford Street | London W1C 2JL | UK

T +44 (0) 207 138 1132 | walgreensbootsalliance.com

Walgreens Boots Alliance Services Limited, a member of Walgreens Boots Alliance

Registered office: 2 The Heights, Brooklands, Weybridge, Surrey KT13 0NY. Registered in England and Wales: number 7073433

Once approved by the Compensation Committee of the Board of Directors of WBA, this letter will form a variation to your Contract of Employment, and by signing and dating it you are signifying your acceptance to the changes and that your Contract of Employment will be varied by this letter agreement.

Please confirm your agreement to these changes by signing and dating both copies of this letter and returning one copy to me. The second copy should be retained for your own records.

Yours sincerely,

/s/ Stefano Pessina

Stefano Pessina

Executive Vice Chairman and Chief Executive Officer of Walgreens Boots Alliance, Inc.

For and on behalf of the Company

I accept the terms set out above.

Signed	/s/ George Fairweather
George Fairweather

Dated	6 March 2018

Walgreens Boots Alliance | 4th Floor, Sedley Place | 361 Oxford Street | London W1C 2JL | UK

T +44 (0) 207 138 1132 | walgreensbootsalliance.com

Walgreens Boots Alliance Services Limited, a member of Walgreens Boots Alliance

Registered office: 2 The Heights, Brooklands, Weybridge, Surrey KT13 0NY. Registered in England and Wales: number 7073433